Frequently Related Transactions Structural Agreement

This Agreement is made and entered into on , Nov 2007 in Yiyang City, Jiangxi Province ,China, by and between the following parties:

Party A: Jiangxi Yiyang Fuda Copper Co., Ltd.
Registered business address: Gejiaba, Huating Town, Yiyang County

Party B: Jiangxi Morgan Star Copper Technology Co., Ltd.
Registered business address: Fengze Mall, Guangchang Road, Yijiang Town, Yiyang County, Jiangxi Province.

Party C: Yiyang Kunpeng Worn Metal Recycle Co., Ltd.
Registered business address: Gejiaba, Huataing Town, Yiyang County

WHEREAS:

1. Party A is a liability limited company, which was registered at Administration of Industry and Commerce Bureau of Yiyang, and the registered number of business license is 3623262000077. It legally exists hitherto.
2. Party B is a wholly foreign-owned enterprise, which was registered at Administration of Industry and Commerce Bureau of Shangrao, in Jiangxi Province, and the registered number of business license is 361100510000102. It legally exists hitherto.
3. Party C is a liability limited company, which was registered at Administration of Industry and Commerce Bureau of Yiyang, and the registered number of business license is 3623262000399. It legally exists hitherto.
4. Wu Yiting is the sole investor of Party A, and holding 80% shares of Party B. At the same time, she is the legal representative of Party A, Party B, and Party C.
5. Party C is the main raw material supplier of Party A.

6. Party A and Party B signed the Entrusted Management Agreement and Purchase Agreement, which entrust Party B to operate Party A, sell or rent the main operative assets of Party A to Party B.

In order to regulate the frequently related transactions, all parties agreed after consultation, to sign this structural agreement as the following:

1. The worn copper purchased by Party C shall be supplied to Party A and Party B. Party C shall not supply the worn copper to any other company or individual, nor keep or use by itself.
2. Transaction Price: the worn copper purchased by Party C shall be sold to Party A and Party B at the price of its original cost. That means the price Party C purchases, the same price it sells to Party A and Party B. Party C shall not sell the worn copper at a higher price by any reason.
3. The price of worn copper purchased by Party C shall no higher than the price of local market.
4. When the price of worn copper on local market fluctuated abnormally, Party C shall notice Party A and Party B in advance. The abnormal fluctuation means the purchase price is 20% deviated from the price last month.
5. This agreement becomes effective and executed at the date when all authorized representatives signed as it mentioned on the first page.
6. Any modification or abolishment about this agreement must be agreed in written form by all parties before it becomes executed.
7. The sign, execution, explanation, enforcement or dispute resolution of this agreement shall be in accordance with the laws of P.R.C.
8. This agreement is executed in Chinese edition in three (3) copies; each party holds one and each original copy has the same legal effect.
[No Text Below]

(Signature Page)

Party A: Jiangxi Yiyang Fuda Copper Co., Ltd.

Legal Representative:

Party B: Jiangxi Morgan Star Copper Technology Co., Ltd.

Authorized Representative:

Party C: Yiyang Kunpeng Worn Metal Recycle Co., Ltd.

Authorized Representative:

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